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                                                                    EXHIBIT 12.1

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
                                                                                                                    For the 6 months
    SHANDA INTERACTIVE ENTERTAINMENT LIMITED                                  For the years ended December 31,       ended June 30
    RATIO OF EARNINGS TO FIXED CHARGES                                 -------------------------------------------- ----------------
    ($ IN THOUSANDS, EXCEPT RATIO DATA)                                1999     2000     2001      2002       2003        2004
                                                                       ----     ----     ----    -------    -------     -------
                                                                       ---------------------  Unaudited  -----------------------

    FIXED CHARGES

a   Interest expensed and capitalized                                   NA       NA        0          0          0            0
b   Amortized premiums, discounts and capitalized expenses related
    to indebtedness                                                     NA       NA        0          0          0            0
c   An estimate of the interest within rental expense                   NA       NA       58        815      1,921        1,788
d   Preference security dividend requirements of consolidated
    subsidiaries                                                        NA       NA        0          0      5,317        6,534

                      TOTAL FIXED CHARGES                               NA       NA       58        815      7,237        8,322

    EARNINGS BEFORE FIXED CHARGES:

a   Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income
    or loss from equity investees                                       NA       NA     -743     19,617     34,779       26,723
b   Fixed charges                                                       NA       NA       58        815      7,237        8,322
c   Amortization of capitalized interest                                NA       NA        0          0          0            0
d   Distributed income of equity investees                              NA       NA        0          0          0            0
e   Our share of pre-tax losses of equity investees for which
    charges arising from guarantees are included in fixed charges       NA       NA        0          0          0            0
    Sum of earnings                                                     NA       NA     -685     20,432     42,017       35,045
Subtracting:
a   Interest capitalized                                                NA       NA        0          0          0            0
b   Preference security dividend requirements of consolidated
    subsidiaries                                                        NA       NA        0          0      5,317        6,534
c   The minority interest in pre-tax income of subsidiaries that
    have not incurred fixed charges                                     NA       NA     -578          0       -440          -99

        TOTAL EARNINGS BEFORE FIXED CHARGES                             NA       NA     -107     20,432     37,140       28,610

    RATIO OF EARNINGS TO FIXED CHARGES                                  NA       NA    -1.83x     25.08x      5.13x        3.44x
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